Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Infrastructure and Energy Alternatives, Inc. dated March 14, 2019, appearing in the Annual Report on Form 10-K of Infrastructure and Energy Alternatives, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP
Indianapolis, Indiana
June 3, 2019